As filed with the Securities and Exchange Commission on September 6, 2006

Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METRO ONE TELECOMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Oregon	93-0995165
(State or other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

11200 Murray Scholls Place
Beaverton, Oregon  97007

(Address of Registrant’s Principal Executive Offices) (Zip Code)

2006 STOCK INCENTIVE PLAN

(Full Title of Plan)

GARY E. HENRY
President and Chief Executive Officer
Metro One Telecommunications, Inc.
11200 Murray Scholls Place
Beaverton, Oregon  97007

(Name and Address of Agent for Service)

(503) 643-9500
(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

JEFFRY A. SHELBY, Esq.
Heller Ehrman LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(206) 447-0900

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	945,283 shares	$2.05	$1,937,830.15	$207.35

(1)                                  The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement, and the number of shares registered on this Registration Statement automatically shall increase or decrease as a result of stock splits, stock dividends or similar transactions. The number of shares being registered equals (a) 1,380,000 shares, being the maximum number of shares available under the Registrant’s 1994 Stock Incentive Plan (the “1994 Plan”) and the Registrant’s 2004 Stock Incentive Plan (the “2004 Plan”), minus (b) the number of shares issued or issuable upon exercise of options granted under the 1994 Plan and 2004 Plan prior to the date of approval of the 2006 Stock Incentive Plan (the “2006 Plan”) and the number of shares awarded or sold under the 1994 Plan and the 2004 Plan, plus (c) the number of any shares subject to stock options granted under the 1994 Plan and 2004 Plan which have expired or could expire, or for any reason have been or could be cancelled or terminated, without being exercised, plus (d) the number of any shares of restricted stock granted under the 1994 Plan and 2004 Plan that have been or could be forfeited, terminated, cancelled or otherwise reacquired by the Registrant without having become vested.

(2)                                  Estimated solely for purposes of determining the registration fee pursuant to Rule 457. The estimated Proposed Maximum Offering Price Per Share was determined pursuant to Rule 457(h) to be the average of the high and low prices reported on the Nasdaq National Stock Market on August 30, 2006, which average was equal to $2.05 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) are incorporated in this Registration Statement by reference:

•      Annual Report on Form 10-K of Metro One Telecommunications, Inc. (the “Registrant”) for the year ended December 31, 2005;

•      Quarterly Reports on Form 10-Q of the Registrant for the quarters ended March 31, 2006 and June 30, 2006;

•      Current Reports on Form 8-K filed with the SEC on January 1, 2006, January 24, 2006, February 16, 2006, February 21, 2006, April 28, 2006, June 2, 2006, July 6, 2006, July 25, 2006 and August 7, 2006; and

•      Registration Statement on Form 8-A filed with the SEC under Section 12(g) of the Exchange Act on October 18, 1995.

All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities registered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

Not applicable.

Item 6.                    Indemnification of Directors and Officers.

As an Oregon corporation, the Registrant is subject to the Oregon Business Corporation Act (“OBCA”) and the exculpation from liability and indemnification provisions contained therein.  Pursuant to Section 60.047(2)(d) of the OBCA, Article X of the Registrant’s Third Restated Articles of Incorporation (the “Articles”) eliminates the liability of the Company’s directors to the Registrant or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.  The Articles require the Registrant to indemnify its directors and officers to the fullest extent not prohibited by law.

Section 60.387, et seq., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful.  Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation in which the director or officer was adjudged liable to the corporation, but may indemnify against the reasonable expenses associated with such claims.  Corporations may not indemnify against breaches of the duty of loyalty.  The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened, whether or not such claim was by or in the right of the corporation.  Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.  The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

In addition to the provisions contained in the Articles, the Amended and Restated Bylaws of the Registrant (the “Bylaws”) also require the Company to indemnify its directors and officers to the fullest extent permitted by the OBCA.  In addition, the Bylaws deem that all rights to indemnification under the Bylaws are deemed to be contractual rights and are to be effective to the same extent as if provided for in a contact between the Registrant and the director or officer who serves in such capacity. the Registrant has also entered into indemnification agreements with each of its officers and directors.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

5.1	Opinion of Heller Ehrman LLP
10.1	2006 Stock Incentive Plan (incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14-A filed with the SEC on May 1, 2006)
23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney of certain officers and directors (included on page II-5)

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)           to reflect in the prospectus any facts or-events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, provided, however, that subparagraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement

(b)           The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant  pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with securities being registered, the Registrant  will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beaverton, Oregon on September 5, 2006.

METRO ONE TELECOMMUNICATIONS, INC.

By	/s/ Gary E. Henry
Gary E. Henry, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary E. Henry and Duane C. Fromhart, or either of them, the undersigned’s attorneys-in-fact, with full power of substitution, for the undersigned in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY E. HENRY	President, Chief Executive	September 5, 2006
GARY E. HENRY	Officer and Director (Principal
Executive Officer)

/s/ DUANE C. FROMHART	Senior Vice President, Chief	September 5, 2006
DUANE C. FROMHART	Financial Officer (Principal
Financial and Accounting
Officer)

/s/ WILLIAM D. RUTHERFORD	Chairman of the Board	September 5, 2006
WILLIAM D. RUTHERFORD

/s/ELCHANAN (NANI) MAOZ	Director	August 29, 2006
ELCHANAN (NANI) MAOZ

/s/ MARY H. OLDSHUE	Director	August 30, 2006
MARY H. OLDSHUE

/s/ MURRAY L. SWANSON	Director	August 28, 2006
MURRAY L. SWANSON

/s/ JAMES M. USDAN	Director	September 5, 2006
JAMES M. USDAN

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Heller Ehrman LLP
10.1	2006 Stock Incentive Plan (incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14-A filed with the SEC on May 1, 2006)
23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney of certain officers and directors (included on page II-5)